EXHIBIT 8.1
Subsidiaries

Jurisdiction of
Legal Name	Business Name	Incorporation
Quilmes International (Bermuda) Ltd.		Bermuda
Cervecería y Maltería Quilmes S.A.I.C.A. y G.		Argentina
Eco de los Andes S.A.		Argentina
Cervecería Paraguaya S.A.	CERVEPAR	Paraguay
Colosas S.A.		Paraguay
Noitca Ltd.		British Virgin Islands

Sociedad de Inversiones y Comercio Vienher S.A.		Panama
FNC S.A.		Uruguay
Compañía Salus S.A.	Salus	Uruguay

Quilmes Do Brasil Ltda.		Brazil
Publicidad Relator S.A.C. de Mandatos y Servicios		Argentina

Seven Up Consesiones S.A.I. y C.		Argentina
Embotelladora Perla de Norte S.A.I.C.I.A. y F.		Argentina
Intergal S.A.		Uruguay
Aydecar S.A.		Argentina
Inversiones Bemberg Chile Ltda.		Chile
Cervecería Chile S.A.		Chile

Fábrica Paraguaya de Vidrios S.A.	FPV	Paraguay
Inversiones Cerveceras S.A.		Panama

Cervecería Boliviana Nacional S.A.	CBN	Bolivia
Embotelladora 9 de Julio S.A.I.C.I. y F.		Argentina
Quilmes Industrial S.A.		Argentina
Linthal S.A.(+)		Uruguay

Agrega S.A.		Argentina
CCBA S.A.(+)		Argentina

(+)	Subsidiary as of February 1, 2003.